LETTER TO BROKERS

CEMEX, S.A. de C.V.

CEMEX, Inc.

Revised Offer to Purchase for Cash

Up to 90,018,042 Appreciation Warrants

(Including Appreciation Warrants Represented by ADWs)

At a Purchase Price

Not Greater Than Ps8.10 Per Appreciation Warrant  (U.S.$ Equivalent of Ps40.50 Per ADW)

nor

Less Than Ps5.10 Per Appreciation Warrant  (U.S.$ Equivalent of Ps25.50 Per ADW)

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:15 P.M., NEW YORK CITY TIME, WHICH IS 3:15 P.M., MEXICO CITY TIME, ON JANUARY 26, 2004, UNLESS THE OFFER IS EXTENDED. CEMEX, S.A. de C.V. MAY EXTEND THE OFFER PERIOD AT ANY TIME FOR UP TO THREE MONTHS, SUBJECT TO APPLICABLE REGULATORY APPROVALS.

December 23, 2003

To Securities Dealers, Commercial Banks, Trust Companies and

Other Nominees which are holders of American Depositary Warrants of

CEMEX, S.A. de C.V. (CUSIP No. 151290863)

CEMEX, S.A. de C.V., a corporation organized under the laws of the United Mexican States (“CEMEX”), has appointed us to act in connection with the offer by CEMEX to purchase for cash (the “Offer”), upon the terms and subject to the conditions set forth in the Revised Offer to Purchase dated December 23, 2003 (the “Offer to Purchase”) and the related letter of transmittal, up to 90,018,042 of its appreciation warrants (including appreciation warrants represented by American Depositary Warrants (“ADWs”), each ADW representing five appreciation warrants) at a single price in Mexican Pesos not greater than Ps8.10 per appreciation warrant (U.S.$ equivalent of Ps40.50 per ADW) nor less than Ps5.10 per appreciation warrant (U.S.$ equivalent of Ps25.50 per ADW), as specified by tendering holders. All appreciation warrants purchased in the offer will be purchased by CEMEX, and all ADWs purchased in the offer will be purchased by CEMEX, Inc., a wholly-owned U.S. subsidiary of CEMEX. You are being requested to contact clients for whom you hold ADWs registered in your name, or in the name of your nominee, to obtain instructions with respect to the tender of their ADWs. Citibank, N.A. has been appointed as the U.S. tender agent by CEMEX, and CEMEX has made arrangements with Citibank, N.A. to provide for the tender of ADWs upon the terms set forth in the Offer to Purchase and the related letter of transmittal. Your prompt attention is requested, as the Offer expires at 4:15 p.m., New York City time, which is 3:15 p.m., Mexico City time, on January 26, 2004 (the “ADW tender offer expiration date”).

Enclosed you will find copies of the Offer to Purchase along with the related letter of transmittal, and a form letter you can send to your clients who are beneficial owners of ADWs registered in your name, or in the name of your nominee. CEMEX requests that you send the Offer to Purchase and the related letter of transmittal, along with the client letter, to your clients who own ADWs.

CEMEX will determine a single per appreciation warrant price, not greater than Ps8.10 per appreciation warrant (U.S.$ equivalent of Ps40.50 per ADW) nor less than Ps5.10 per appreciation warrant (U.S.$ equivalent of Ps25.50 per ADW), in cash (the “Selected Purchase Price”) that it will pay for appreciation warrants and ADWs validly tendered and not properly withdrawn in the Offer, taking into account the number of appreciation warrants and ADWs tendered and the prices specified by tendering holders. CEMEX will select the lowest purchase price that will allow it to purchase 90,018,042 appreciation warrants (including appreciation warrants represented by ADWs), or if a lesser number of appreciation warrants (including appreciation warrants represented by ADWs) are validly tendered, all appreciation warrants (including appreciation warrants represented by ADWs) that are validly tendered and not properly withdrawn. All appreciation warrants and ADWs acquired in the offer will be acquired at the Selected Purchase Price.

CEMEX’s offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase enclosed herewith and in the related letter of transmittal which, as each may be amended and supplemented from time to time, together constitute the Offer.

Only ADWs validly tendered at prices equal to or below the Selected Purchase Price and not properly withdrawn will be purchased. However, because of the proration provisions described in the Offer to Purchase, all of the ADWs tendered at or below the Selected Purchase Price may not be purchased if more than 90,018,042 appreciation warrants (including appreciation warrants represented by ADWs) are validly tendered. All ADWs tendered and not purchased, including ADWs tendered at prices above the Selected Purchase Price and ADWs not purchased because of proration, will be returned at CEMEX’s expense as promptly as practicable after the Offer is completed or terminated.

The Offer is not conditioned on any minimum number of ADWs being tendered. The Offer is, however, subject to other conditions described in the Offer to Purchase and the related letter of transmittal.

Upon the terms and conditions of the Offer, if more than 90,018,042 appreciation warrants (including appreciation warrants represented by ADWs) are validly tendered at prices equal to or below the Selected Purchase Price and not properly withdrawn, CEMEX and CEMEX, Inc. will purchase validly tendered appreciation warrants and ADWs, respectively, in the following order:

•	First, all appreciation warrants and ADWs validly tendered and not properly withdrawn by any “odd lot holder” (as defined in the Offer to Purchase) who:

(i)	tenders all appreciation warrants or ADWs owned (beneficially or of record) by the odd lot holder at a price equal to or below the Selected Purchase Price (tenders of less than all the appreciation warrants or ADWs owned will not qualify for this preference); and

(ii)	completes the section entitled “Odd Lots” in the letter of transmittal; and

•	Second, after the purchase of all the appreciation warrants and ADWs validly tendered by odd lot holders, all other appreciation warrants and ADWs validly tendered at prices equal to or below the selected purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional appreciation warrants.

For your information and for forwarding to your clients for whom you hold ADWs registered in your name or in the name of your nominee, we are enclosing the following documents:

•	The Revised Offer to Purchase, dated December 23, 2003, along with the related letter of transmittal;

•	A letter that you may send to your clients for whose accounts you hold ADWs registered in your name or in the name of your nominee, with an instruction form for obtaining such clients’ instructions with regard to the Offer;

•	The letter of transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9); and

•	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is requested. We urge you to contact your clients as promptly as possible to obtain their instructions. The Offer, proration period and withdrawal rights will expire at 4:15 p.m., New York City time, which is 3:15 p.m., Mexico City time, on Monday, January 26, 2004, unless the Offer is extended.

No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of ADWs under the Offer. CEMEX will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of ADWs held by you as a nominee or in a fiduciary capacity. CEMEX will pay or cause to be paid any stock transfer taxes applicable to its purchase of ADWs, except as otherwise provided in the Offer to Purchase and the related letter of transmittal.

The board of directors of CEMEX has approved the Offer. However, neither CEMEX, its board of directors, CEMEX, Inc., the information agent, the U.S. tender agent, the U.S. dealer manager nor the Mexican dealer manager makes any recommendation to owners of ADWs as to whether they should tender or not tender their ADWs or as to the price or prices at which owners of ADWs may choose to tender their ADWs. Owners of ADWs must each make their own decision as to whether to tender their ADWs and, if so, how many ADWs to tender and the price or prices at which such ADWs should be tendered.

Any inquiries you may have with respect to the Offer should be addressed to Global Bondholder Services Corporation, the information agent, or Citigroup Global Markets Inc., the U.S. dealer manager, at their respective telephone numbers and addresses set forth on the back page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from the information agent or the dealer manager by calling them at the numbers set forth on the back page of the Offer to Purchase.

Very truly yours,

Citigroup Global Markets Inc.

(Enclosures)

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF CEMEX, S.A. de C.V., CEMEX, INC., THE INFORMATION AGENT OR THE U.S. TENDER AGENT OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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